                                                               Filed Pursuant to
                                                               Rule 424(b)(3)
                                                               Registration No.
                                                               333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 1819 DATED 29 JANUARY 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$18,350,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013
 CURRENTLY TOTALING A$2,704,340,000.00 (A$2,057,840,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the US Prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.   (i)    Issuer:                                 Queensland Treasury Corporation

     (ii)   Guarantor:                              The Treasurer on behalf of the Government
                                                    of Queensland

2.          Benchmark line:                         2013

                                                    (to be consolidated and form a single
                                                    series with QTC 6% Global A$Bonds due 14
                                                    August 2013, ISIN US748305BD00)

3.          Specific Currency or Currencies:        AUD ("A$")

4.   (i)    Issue price:                            99.172%

     (ii)   Dealers' fees and commissions paid by   No fee or commission is payable in respect
            Issuer:                                 of the issue of the bond(s) described in
                                                    these final terms (which will constitute a
                                                    "pricing supplement" for purposes of any
                                                    offers or sales in the United States or to
                                                    U.S. persons). Instead, QTC pays fees and
                                                    commissions in accordance with the
                                                    procedure described in the QTC Offshore and
                                                    Onshore Fixed Interest Distribution Group
                                                    Operational Guidelines.

5.          Specified Denominations:                A$1,000

6.   (i)    Issue Date:                             31 JANUARY 2008

     (ii)   Record Date (date on and from which     6 February / 6 August. Security will be
            security is Ex-interest):               ex-interest on and from 7 February / 7 August.

     (iii)  Interest Payment Dates:                 14 February / 14 August

7.          Maturity Date:                          14 August 2013

8.          Interest Basis:                         6 per cent Fixed Rate

9.          Redemption/Payment Basis:               Redemption at par

10.         Change of Interest Basis or             Not Applicable
            Redemption/Payment Basis:

11.  (i)    Status of the Bonds:                    Senior and rank pari passu with other
                                                    senior, unsecured debt obligations of QTC

     (ii)   Status of the Guarantee:                Senior and ranks pari passu with all its
                                                    other unsecured obligations

12.         Method of distribution:                 Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions Applicable

     (i)    Rate(s) of Interest:                    6 per cent per annum payable
                                                    semi-annually in arrears

     (ii)   Interest Payment Date(s):               14 February and 14 August in each year up to
                                                    and including the Maturity Date

     (iii)  Fixed Coupon Amount(s):                 A$30 per A$1,000 in nominal amount
            (Applicable to bonds in definitive
            form)

     (iv)   Determination Date(s):                  Not Applicable

     (v)    Other terms relating to the method of   None
            calculating interest for Fixed Rate
            Bonds:

PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:                A$1,000 per bond of A$1,000 Specified
                                                    Denomination

                                                    (NB: If the Final Redemption Amount is
                                                    other than 100 per cent. of the nominal
                                                    value the bonds will be derivative
                                                    securities for the purposes of the
                                                    Prospectus Directive and the requirements
                                                    of Annex XII to the Prospectus Directive
                                                    Regulation will apply and the Issuer will
                                                    prepare and publish a supplement to the
                                                    Prospectus)

15.         Early Redemption Amount(s) payable on   Not Applicable
            redemption for taxation reasons or on
            event of default and/or the method of
            calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                          Permanent Global Note not exchangeable for
                                                    Definitive Bonds

17.         Additional Financial Centre(s) or       Not Applicable
            other special provisions relating to
            Payment Dates:

18.         Talons for future Coupons or Receipts   No
            to be attached to Definitive Bonds
            (and dates on which such Talons
            mature):

19.         Other terms or special conditions:      Not Applicable

                                                    (When adding any other final terms
                                                    consideration should be given as to whether
                                                    such terms constitute "significant new
                                                    factors" and consequently trigger the need
                                                    for a supplement to the Prospectus under
                                                    Article 16 of the Prospectus Directive)

DISTRIBUTION

20.  (i)    If syndicated, names and addresses of   Not Applicable
            Managers and underwriting
            commitments:

     (ii)   Date of Dealer Agreement:               29 JANUARY 2008

     (iii)  Stabilizing Manager(s) (if any):        Not Applicable

21.         If non-syndicated, name and address     UBS AG, AUSTRALIA BRANCH
            of relevant Dealer:                     LEVEL 25, GOVERNOR PHILLIP TOWER
                                                    1 FARRER PLACE
                                                    SYDNEY NSW 2000

22.         Whether TEFRA D or TEFRA C rules        TEFRA Not Applicable
            applicable or TEFRA rules not
            applicable:

23.         Non exempt Offer                        Not Applicable

                                                    (N.B. Consider any local regulatory
                                                    requirements necessary to be fulfilled so
                                                    as to be able to make a non-exempt offer in
                                                    relevant jurisdictions. No such offer
                                                    should be made in any relevant jurisdiction
                                                    until those requirements have been met.
                                                    Non-exempt offers may only be made into
                                                    jurisdictions in which the base prospectus
                                                    (and any supplement) has been
                                                    notified/passported.)

24.         Additional selling restrictions:        Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                            PART B--OTHER INFORMATION

1.   LISTING AND ADMISSION TO TRADING

     (i)  Listing                       Bourse de Luxembourg.

     (ii) Admission to trading:         Application has been made by the Issuer
                                        (or on its behalf) for the bonds to be
                                        admitted to trading on the regulated
                                        market of the Bourse de Luxembourg with
                                        effect from the Issue Date.

                                        (Where documenting a fungible issue need to indicate that original securities are already admitted to trading.)

2.   RATINGS

     Ratings:                           The bonds to be issued have been rated:
                                        S&P:     AAA
                                        Moody's: Aaa

                                        An obligation rate 'AAA' by S&P has the
                                        highest credit rating assigned by
                                        Standard & Poor's. The obligor's
                                        capacity to meet its financial
                                        commitment on the obligation is
                                        extremely strong.

                                        Obligations rated 'AAA' by Moody's are
                                        judged to be of the highest quality with minimal credit risk.

                                        A credit rating is not a recommendation
                                        to buy, sell or hold securities and may
                                        be revised or withdrawn by the rating
                                        agency at any time. Each rating should
                                        be evaluated independently of any other
                                        rating.

                                        (The above disclosure should reflect the rating allocated to bonds issued under the bond facility generally or, where the issue has been specifically rated, that rating.)

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus
Directive.)]

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)  Reasons for the Offer:             See "Use of Proceeds" section in the
                                        prospectus supplement--if reasons for
                                        offer different from making profit
                                        and/or hedging certain risks will need
                                        to include those reasons here.

(ii) Estimated net proceeds:            Not Applicable.

                                        (If proceeds are intended for more than

                                        one use will need to split out and
                                        present in order of priority. If
                                        proceeds insufficient to fund all
                                        proposed uses state amount and sources
                                        of other funding.)

(iii) Estimated total expenses:         Not Applicable.

                                        [Expenses are required to be broken down into each principal intended "use" and presented in order of priority of such "uses".]

5.   YIELD

     Indication of yield:               6.79%

                                        Calculated as 7 basis points less than
                                        the yield on the equivalent A$ Domestic
                                        Bond issued by the Issuer under its
                                        Domestic A$ Bond Facility on the Trade
                                        Date.

                                        The yield is calculated at the Trade
                                        Date on the basis of the Issue Price. It is not an indication of future yield.

6.   OPERATIONAL INFORMATION

(i)    ISIN Code:                       US748305BD00

(ii)   Common Code:                     014569359

(iii)  CUSIP Code:                      748305BD0

(iv)   Any clearing system(s) other     Not Applicable
       than Depositary Trust Company,
       Euroclear Bank S.A./N.V. and
       Clearstream Banking, societe
       anonyme and the relevant
       identification number(s):

(v)    Delivery:                        Delivery free of payment

(vi)   Names and addresses of           [_________]
       additional Paying Agent(s) (if
       any):

7.     TERMS AND CONDITIONS OF THE
       OFFER

(i)    Offer Price;                     Not applicable

(ii)   [Conditions to which the offer   Not applicable
       is subject;]

(iii)  [Description of the              Not applicable
       application process;]

(iv)   [Details of the minimum and/or   Not applicable
       maximum amount of
       application;]

(v)    [Description of possibility to   Not applicable
       reduce subscriptions and
       manner for refunding excess
       amount paid by applicants;]

(vi)   [Details of the method and       Not applicable
       time limits for paying up and
       delivering the bonds;]

(vii)  [Manner in and date on which     Not applicable
       results of the offer are to be
       made public;]

(viii) [Procedure for exercise of any   Not applicable
       right of pre-emption,
       negotiability of subscription
       rights and treatment of
       subscription rights not
       exercised;]

(ix)   [Categories of potential         Not applicable
       investors to which the bonds
       are offered and whether
       tranche(s) have been reserved
       for certain countries;]

(x)    [Process for notification to     Not applicable
       applicants of the amount
       allotted and the indication
       whether dealing may begin
       before notification is made;]

(xi)   [Amount of any expenses and      Not applicable
       taxes specifically charged to
       the subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to     None
       the extent know to the Issuer,
       of the placers in the various
       countries where the offer
       takes place.]